UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2025

Elevation Oncology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40523	84-1771427
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Federal Street, Suite 1900 Boston, Massachusetts	02110
(Address of principal executive offices)	(Zip Code)

(716) 371-1125

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ELEV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04.	Triggering Events That Accelerate or Increases a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 3, 2025, Elevation Oncology, Inc., a Delaware corporation (the “Company”) delivered written notice (the “Notice Letter”) of voluntary prepayment to K2 HealthVentures LLC (“K2HV”) advising K2HV of the Company’s election to prepay its Term Loan (as defined below) under that certain Loan and Security Agreement, dated as of July 27, 2022 (as amended by that certain First Amendment to Loan and Security Agreement, dated as of March 1, 2024, the “Loan Agreement”) by and among the Company, the lenders from time to time party thereto (the “Lenders”), K2HV, as administrative agent, and Ankura Trust Company, LLC, as collateral agent.

Pursuant to the Loan Agreement, the Lenders provided a term loan to the Company in the aggregate original principal amount of $30.0 million (the “Term Loan”). Under the Loan Agreement, the Company has the option to prepay all, but not less than all, of the Term Loan, provided that the Company pays on the date of such prepayment (A) the aggregate original principal amount of $30,000,000, (B) a prepayment fee of $300,000, (C) a final payment in the amount of $1,935,000 and (D) accrued interest. The Company expects to pay the approximately $32.2 million balance of the Loan Agreement, including all interest and fees payable under the Loan Agreement, on or about May 3, 2025. The final prepayment amount, including the amounts of principal, interest and other fees paid by the Company, will be reported in a filing with the U.S. Securities and Exchange Commission when the prepayment is made.

.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Elevation Oncology, Inc.

Date: April 4, 2025	By:	/s/ Tammy Furlong
Tammy Furlong
Chief Financial Officer